4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Half 2018
Net Earnings of $211 Million, EBITDA of $772 Million
Late Spring Application Season Drives Record Quarterly Sales Volume
Company Announces $500 Million Share Repurchase Authorization, Reaffirms Commitment to Repay $500 Million Public Senior Notes Due 2020

DEERFIELD, IL—August 1, 2018—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its first half and second quarter ended June 30, 2018.

Highlights

•	First half net earnings of $211 million, or $0.90 per diluted share; EBITDA(1) of $772 million; adjusted EBITDA(1) of $764 million

•	Second quarter net earnings of $148 million, or $0.63 per diluted share; EBITDA of $470 million; adjusted EBITDA of $468 million

•	First half 2018 sales volumes slightly exceed first half 2017; record 5.5 million tons in second quarter

•
Subsequent to quarter end, the Board of Directors authorized a $500 million share repurchase program through June 30, 2020, and the company reaffirmed its commitment to repay the remaining $500 million of Public Senior Notes on or before the May 2020 maturity

Overview of Results

CF Industries Holdings, Inc., today announced second quarter 2018 net earnings attributable to common stockholders of $148 million, or $0.63 per diluted share; EBITDA of $470 million; and adjusted EBITDA of $468 million. These results compare to second quarter 2017 net earnings attributable to common stockholders of $3 million, or $0.01 per diluted share; EBITDA of $275 million; and adjusted EBITDA of $303 million.

For the first six months of 2018, net earnings attributable to common stockholders were $211 million, or $0.90 per diluted share; EBITDA was $772 million; and adjusted EBITDA was $764 million. These results compare to the first six months of 2017 net loss attributable to common stockholders of $20 million, or a $0.09 loss per diluted share; EBITDA of $493 million; and adjusted EBITDA of $575 million.

"Our unmatched logistics capability allowed us to fully capitalize on the weather-delayed application season once it finally appeared in the second quarter, enabling us to ship a record 5.5 million product tons," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.

“The story of the first half of 2018 was that of lower North American gas costs and higher nitrogen prices, driving a 33 percent increase in adjusted EBITDA over last year," commented Will. "As we look forward, we expect our cash generation to grow due to a tightening nitrogen supply and demand balance, supported by higher energy costs in other regions of the world. As a result, we will begin returning excess cash to shareholders through our new share repurchase authorization while keeping our commitment to strengthen our balance sheet through debt repayment."

_______________________________________________________________________

(1)
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense-net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Manufacturing Operations

CF Industries' manufacturing network continued operating safely and efficiently. As of June 30, 2018, the 12-month rolling average recordable incident rate was 0.64 incidents per 200,000 work hours, well below industry averages. Gross ammonia production during the second quarter of 2018 was approximately 2.5 million tons, and for the first half of 2018 was approximately 5.0 million tons.

Sales Overview

Net sales in the second quarter of 2018 were $1,300 million compared to $1,124 million in the same period last year due to higher average selling prices across all segments and higher sales volumes across most segments. Net sales in the first half of 2018 were $2,257 million compared to $2,161 million in the same period last year primarily due to higher average selling prices across all segments.

Total sales volume for the second quarter was higher compared to the second quarter of 2017 due to carry-over demand from the first quarter into the second quarter as a result of unfavorable weather earlier in the year delaying the spring application season. Total sales volumes for the first six months of 2018 were similar to the first six months of 2017. This reflects the fact that the company’s extensive system of production, storage and transportation assets is set up to accommodate changes in the timing of fertilizer applications due to weather and other developments.

Average selling prices for the second quarter and first half of 2018 were higher year-over-year across all segments as higher energy prices in other producing regions and enforcement of environmental regulations in China reduced global nitrogen production, tightening the global nitrogen supply and demand balance.

For the first six months of 2018, the company's average selling price for ammonia was $333 per ton compared to $324 per ton in the first six months of 2017. The average selling price for urea was $258 per ton in the first half of 2018 compared to $228 per ton in the first half of 2017, and the average selling price for UAN was $178 per ton in the first half of 2018 compared to $173 per ton in the first half of 2017.

Cost of sales in the first half of 2018 decreased compared to the first six months of 2017 driven by lower realized gas costs. The company also recorded an unrealized net mark-to-market gain on natural gas derivatives of $8 million in the first half of 2018 compared to an unrealized net mark-to-market loss on natural gas derivatives of $71 million in the first half of 2017. These were partially offset by higher costs related to plant turnarounds and disruptions.

In the first half of 2018, the average cost of natural gas reflected in the company's cost of sales was $3.11 per MMBtu, which includes a realized loss of $0.03 per MMBtu on natural gas hedges. This compares to the average cost of natural gas in cost of sales of $3.51 per MMBtu for the first half of 2017, which includes a realized loss of $0.01 per MMBtu on natural gas hedges. During the first half of 2018, the average price of natural gas at Henry Hub in North America was $2.92 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $7.77 per MMBtu.

The company did not enter into any additional natural gas NYMEX hedges in the second quarter of 2018.

Market Overview

Increased production costs, particularly for producers in Europe and China, have raised and flattened the upper half of the global cost curve, supporting higher prices. In Europe, the price of natural gas per MMBtu at the Dutch TTF natural gas hub was 53 percent higher in June 2018 compared to June 2017. The TTF forward curve suggests continued increases in the price of natural gas in Europe into 2019. Several ammonia and urea plants in Ukraine and Central Europe were idled during the second quarter as a result of the high energy costs, with additional facilities in Europe remaining in operation by using imported ammonia.

Similarly, Chinese urea producers face higher coal prices, with the price per metric ton of anthracite coal 32 percent higher in May 2018 compared to May 2017. Additionally, enforcement of environmental regulations in China continues to result in temporary and permanent capacity closures. As a result, Chinese urea production available for export has declined dramatically. China exported approximately 710,000 metric tons of urea from January through June 2018, a 74 percent decrease from the same period in the prior year.

The company expects demand in Brazil and India will also support global nitrogen prices through the end of the year. Brazilian urea imports in the second half of 2018 are forecasted to rise year-over-year to make up for 25 percent lower imports in the first half of 2018 compared to the prior year period and for the anticipated loss of production from the announced closure of two Petrobras urea plants in August 2018. Additionally, India's most recent urea tender closed August 1.

Longer-term, CF expects the global supply and demand balance will tighten further, with net global urea supply growth expected to be well below the historical nitrogen demand annual growth rate of approximately two percent. The company projects 4.3 million metric tons of nameplate urea capacity to start-up in 2018. This new capacity will be more than offset by a projected 7.1 million metric tons of nameplate urea capacity closures during the year in Brazil, China and Kuwait.

Over the next few years, global nitrogen supply could be further constrained. The company believes that the factors driving higher production costs in Europe and China will persist. If the upper half of the global cost curve stays higher and flatter for longer, many producers will continue to struggle with profitability even in the current nitrogen price environment. Over time, this should lead to lower production and more permanent closures than the company projects today. Additionally, United States sanctions on Iran, which exports 3-4 million metric tons of urea annually, may further reduce global nitrogen supply as Iranian producers could lose access to technical expertise, replacement parts for current plants and resources to support new construction.

Capital Expenditures

Capital expenditures in 2018 for new activity are estimated to be in the range of approximately $400 to $450 million, which takes into account a higher number of scheduled plant turnarounds in the second half of 2018 compared to 2017.

Liquidity

As of June 30, 2018, the company had cash and cash equivalents of $728 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

The company’s cash and cash equivalents reflect the impact of its purchase on April 2, 2018, of all of the publicly traded common units of Terra Nitrogen Company, L.P. (TNCLP) for $388 million.

Subsequent to the end of the second quarter, the Board of Directors authorized a $500 million share repurchase program through June 30, 2020. The company also reaffirmed its previously stated commitment to repay the remaining $500 million of Public Senior Notes on or before the May 2020 maturity.

PLNL Settlement Income

In May 2018, The National Gas Company of Trinidad and Tobago Limited (NGC) and Point Lisas Nitrogen Limited (PLNL), in which CF has a 50 percent ownership interest, reached a settlement of an arbitration proceeding regarding PLNL's claims for damages due to natural gas supply curtailments over several years in the past. The net impact of the settlement reached between NGC and PLNL that is recognized in the consolidated statements of operations for the three and six months ended June 30, 2018 was an increase in equity in earnings of operating affiliates of approximately $19 million after tax.

CHS Inc. Distribution

On July 31, 2018, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $79 million for the distribution period ended June 30, 2018. The distribution was paid on July 31, 2018.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,300	$1,124	$2,257	$2,161
Cost of sales	988	951	1,755	1,881
Gross margin	$312	$173	$502	$280
Gross margin percentage	24.0%	15.4%	22.2%	13.0%

Net earnings (loss) attributable to common stockholders	$148	$3	$211	$(20)
Net earnings (loss) per diluted share	$0.63	$0.01	$0.90	$(0.09)

EBITDA(1)	$470	$275	$772	$493
Adjusted EBITDA(1)	$468	$303	$764	$575

Tons of product sold (000s)	5,538	5,046	9,841	9,791

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.92	$3.35	$3.08	$3.50
Realized derivatives loss in cost of sales(3)	0.03	0.04	0.03	0.01
Cost of natural gas in cost of sales	$2.95	$3.39	$3.11	$3.51

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.82	$3.05	$2.92	$3.02
National Balancing Point UK	$7.34	$4.85	$7.77	$5.43

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(5)	$18	$(8)	$71
Depreciation and amortization	$241	$217	$434	$422
Capital expenditures	$77	$91	$145	$185

Production volume by product tons (000s):
Ammonia(4)	2,460	2,656	4,968	5,164
Granular urea	1,228	1,236	2,379	2,238
UAN (32%)	1,557	1,722	3,362	3,539
AN	423	459	881	1,001
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(1)	See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$374	$389	$586	$671
Cost of sales	272	302	460	567
Gross margin	$102	$87	$126	$104
Gross margin percentage	27.3%	22.4%	21.5%	15.5%

Sales volume by product tons (000s)	1,094	1,152	1,758	2,072
Sales volume by nutrient tons (000s)(1)	898	945	1,442	1,699

Average selling price per product ton	$342	$338	$333	$324
Average selling price per nutrient ton(1)	416	412	406	395

Adjusted gross margin(2):
Gross margin	$102	$87	$126	$104
Depreciation and amortization	52	49	77	93
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	6	(2)	23
Adjusted gross margin	$153	$142	$201	$220
Adjusted gross margin as a percent of net sales	40.9%	36.5%	34.3%	32.8%

Gross margin per product ton	$93	$76	$72	$50
Gross margin per nutrient ton(1)	114	92	87	61
Adjusted gross margin per product ton	140	123	114	106
Adjusted gross margin per nutrient ton(1)	170	150	139	129
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first half and second quarter periods:

•
Ammonia sales volume decreased for the first half and second quarter of 2018 compared to 2017. Strong ammonia movement in the fourth quarter of 2017, which resulted in 2018 beginning inventory being lower than at the beginning of 2017, coupled with lower production volume in 2018, meant there was less ammonia available for sale.

•	Ammonia average selling prices improved slightly in 2018 compared to 2017.

•
Ammonia adjusted gross margin per ton increased for the first half and second quarter of 2018 compared to 2017 due to lower realized gas costs and higher average selling prices, partially offset by higher costs related to plant turnarounds and disruptions.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$360	$259	$624	$497
Cost of sales	255	234	444	447
Gross margin	$105	$25	$180	$50
Gross margin percentage	29.2%	9.7%	28.8%	10.1%

Sales volume by product tons (000s)	1,434	1,221	2,416	2,179
Sales volume by nutrient tons (000s)(1)	659	561	1,111	1,002

Average selling price per product ton	$251	$212	$258	$228
Average selling price per nutrient ton(1)	546	462	562	496

Adjusted gross margin(2):
Gross margin	$105	$25	$180	$50
Depreciation and amortization	81	67	140	120
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	5	(2)	19
Adjusted gross margin	$185	$97	$318	$189
Adjusted gross margin as a percent of net sales	51.4%	37.5%	51.0%	38.0%

Gross margin per product ton	$73	$20	$75	$23
Gross margin per nutrient ton(1)	159	45	162	50
Adjusted gross margin per product ton	129	79	132	87
Adjusted gross margin per nutrient ton(1)	281	173	286	189
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first half and second quarter periods:

•
Granular urea sales volume increased for the first half of 2018 compared to the first half of 2017 due to additional production from the company's Port Neal Nitrogen Complex and higher inventories entering the year. Second quarter volume increase in 2018 was due to carry-over demand from the first quarter into the second quarter as a result of unfavorable weather early in 2018.

•	Granular urea adjusted gross margin per ton increased for the first half and second quarter of 2018 compared to 2017 due to higher average selling prices and lower realized gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$339	$286	$622	$603
Cost of sales	258	248	488	529
Gross margin	$81	$38	$134	$74
Gross margin percentage	23.9%	13.3%	21.5%	12.3%

Sales volume by product tons (000s)	1,820	1,631	3,489	3,480
Sales volume by nutrient tons (000s)(1)	575	516	1,102	1,100

Average selling price per product ton	$186	$175	$178	$173
Average selling price per nutrient ton(1)	590	554	564	548

Adjusted gross margin(2):
Gross margin	$81	$38	$134	$74
Depreciation and amortization	72	56	135	121
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(2)	5	(3)	21
Adjusted gross margin	$151	$99	$266	$216
Adjusted gross margin as a percent of net sales	44.5%	34.6%	42.8%	35.8%

Gross margin per product ton	$45	$23	$38	$21
Gross margin per nutrient ton(1)	141	74	122	67
Adjusted gross margin per product ton	83	61	76	62
Adjusted gross margin per nutrient ton(1)	263	192	241	196
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first half and second quarter periods:

•
UAN sales volume in the first half of 2018 was essentially unchanged compared to the first half of 2017 and volumes increased in the second quarter of 2018 due to carry-over demand from the first quarter into the second quarter as a result of unfavorable weather early in 2018.

•	UAN adjusted gross margin per ton increased for the first half and second quarter of 2018 compared to 2017 due to higher average selling prices and lower realized gas costs.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$124	$112	$224	$237
Cost of sales	117	102	191	208
Gross margin	$7	$10	$33	$29
Gross margin percentage	5.6%	8.9%	14.7%	12.2%

Sales volume by product tons (000s)	568	539	985	1,107
Sales volume by nutrient tons (000s)(1)	193	183	333	374

Average selling price per product ton	$218	$208	$227	$214
Average selling price per nutrient ton(1)	642	612	673	634

Adjusted gross margin(2):
Gross margin	$7	$10	$33	$29
Depreciation and amortization	14	21	32	40
Unrealized net mark-to-market loss on natural gas derivatives	—	1	—	3
Adjusted gross margin	$21	$32	$65	$72
Adjusted gross margin as a percent of net sales	16.9%	28.6%	29.0%	30.4%

Gross margin per product ton	$12	$19	$34	$26
Gross margin per nutrient ton(1)	36	55	99	78
Adjusted gross margin per product ton	37	59	66	65
Adjusted gross margin per nutrient ton(1)	109	175	195	193
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first half and second quarter periods:

•	AN sales volume decreased in the first half of 2018 compared to the first half of 2017 due to lower production volumes resulting in less AN available for sale.

•
AN adjusted gross margin per ton was unchanged in the first half of 2018 compared to the first half of 2017 and decreased in the second quarter of 2018 compared to the second quarter of 2017 primarily due to higher gas costs in the United Kingdom and higher maintenance and utility costs partially offset by higher average selling prices.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$103	$78	$201	$153
Cost of sales	86	65	172	130
Gross margin	$17	$13	$29	$23
Gross margin percentage	16.5%	16.7%	14.4%	15.0%

Sales volume by product tons (000s)	622	503	1,193	953
Sales volume by nutrient tons (000s)(1)	122	100	233	188

Average selling price per product ton	$166	$155	$168	$161
Average selling price per nutrient ton(1)	844	780	863	814

Adjusted gross margin(2):
Gross margin	$17	$13	$29	$23
Depreciation and amortization	14	13	31	25
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	1	(1)	5
Adjusted gross margin	$30	$27	$59	$53
Adjusted gross margin as a percent of net sales	29.1%	34.6%	29.4%	34.6%

Gross margin per product ton	$27	$26	$24	$24
Gross margin per nutrient ton(1)	139	130	124	122
Adjusted gross margin per product ton	48	54	49	56
Adjusted gross margin per nutrient ton(1)	246	270	253	282
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first half and second quarter periods:

•	Other segment volume increased in the first half and second quarter of 2018 compared to 2017 due primarily to higher year-over-year sales of nitric acid and DEF.

•
Other segment adjusted gross margin per ton decreased in the first half and second quarter of 2018 compared to 2017 primarily due to higher gas costs in the United Kingdom partially offset by higher average selling prices.

Dividend Payment

On July 11, 2018, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on August 31, 2018 to stockholders of record as of August 15, 2018.

Conference Call

CF Industries will hold a conference call to discuss its second quarter 2018 results at 9:00 a.m. ET on Thursday, August 2, 2018. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a highly cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility; our Yazoo City, Mississippi, facility; our Billingham and Ince facilities in the United Kingdom; and from a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, and adjusted EBITDA as a percent of net sales to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company's senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the "CHS Strategic Venture"), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(in millions, except per share amounts)
Net sales	$1,300	$1,124	$2,257	$2,161
Cost of sales	988	951	1,755	1,881
Gross margin	312	173	502	280
Selling, general and administrative expenses	53	49	110	95
Other operating—net	3	10	(18)	16
Total other operating costs and expenses	56	59	92	111
Equity in earnings (losses) of operating affiliates	18	(6)	25	(3)
Operating earnings	274	108	435	166
Interest expense	61	80	121	160
Interest income	(2)	(2)	(5)	(3)
Other non-operating—net	(3)	1	(4)	2
Earnings before income taxes	218	29	323	7
Income tax provision (benefit)	44	5	61	(8)
Net earnings	174	24	262	15
Less: Net earnings attributable to noncontrolling interests	26	21	51	35
Net earnings (loss) attributable to common stockholders	$148	$3	$211	$(20)

Net earnings (loss) per share attributable to common stockholders:
Basic	$0.63	$0.01	$0.90	$(0.09)
Diluted	$0.63	$0.01	$0.90	$(0.09)
Weighted-average common shares outstanding:
Basic	234.0	233.5	233.9	233.2
Diluted	234.9	233.7	234.8	233.2

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2018	December 31, 2017
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$728	$835
Accounts receivable—net	338	307
Inventories	257	275
Prepaid income taxes	1	33
Other current assets	24	15
Total current assets	1,348	1,465
Property, plant and equipment—net	8,841	9,175
Investment in affiliate	94	108
Goodwill	2,364	2,371
Other assets	340	344
Total assets	$12,987	$13,463

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$429	$472
Income taxes payable	23	2
Customer advances	21	89
Other current liabilities	9	17
Total current liabilities	482	580
Long-term debt	4,695	4,692
Deferred income taxes	1,051	1,047
Other liabilities	437	460
Equity:
Stockholders' equity	3,556	3,579
Noncontrolling interests	2,766	3,105
Total equity	6,322	6,684
Total liabilities and equity	$12,987	$13,463

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(in millions)
Operating Activities:
Net earnings	$174	$24	$262	$15
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	241	217	434	422
Deferred income taxes	(27)	8	2	(8)
Stock-based compensation expense	5	4	11	8
Unrealized net (gain) loss on natural gas derivatives	(5)	18	(8)	71
Unrealized loss on embedded derivative	1	2	1	3
Loss on disposal of property, plant and equipment	—	—	—	1
Undistributed losses (earnings) of affiliates—net of taxes	—	11	(3)	6
Changes in:
Accounts receivable—net	(95)	(26)	(34)	(35)
Inventories	118	25	21	10
Accrued and prepaid income taxes	66	811	52	806
Accounts payable and accrued expenses	(22)	(17)	(46)	(12)
Customer advances	(133)	(179)	(68)	(37)
Other—net	(7)	(67)	(26)	(63)
Net cash provided by operating activities	316	831	598	1,187
Investing Activities:
Additions to property, plant and equipment	(77)	(91)	(145)	(185)
Proceeds from sale of property, plant and equipment	8	4	16	12
Distributions received from unconsolidated affiliates	6	6	10	6
Proceeds from sale of auction rate securities	—	9	—	9
Other—net	—	—	1	—
Net cash used in investing activities	(63)	(72)	(118)	(158)
Financing Activities:
Financing fees	—	—	1	—
Dividends paid on common stock	(70)	(70)	(140)	(140)
Acquisition of noncontrolling interests in TNCLP	(388)	—	(388)	—
Distributions to noncontrolling interests	—	(5)	(59)	(59)
Issuances of common stock under employee stock plans	2	—	4	—
Shares withheld for taxes	—	—	(1)	—
Net cash used in financing activities	(456)	(75)	(583)	(199)
Effect of exchange rate changes on cash and cash equivalents	(5)	5	(4)	6
(Decrease) increase in cash, cash equivalents and restricted cash	(208)	689	(107)	836
Cash, cash equivalents and restricted cash at beginning of period	936	1,316	835	1,169
Cash, cash equivalents and restricted cash at end of period	$728	$2,005	$728	$2,005

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings (loss) attributable to common stockholders, net earnings (loss) attributable to common stockholders per ton and net earnings (loss) attributable to common stockholders as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(in millions)
Net earnings	$174	$24	$262	$15
Less: Net earnings attributable to noncontrolling interests	(26)	(21)	(51)	(35)
Net earnings (loss) attributable to common stockholders	148	3	211	(20)
Interest expense—net	59	78	116	157
Income tax provision (benefit)	44	5	61	(8)
Depreciation and amortization	241	217	434	422
Less other adjustments:
Depreciation and amortization in noncontrolling interests(1)	(20)	(25)	(46)	(52)
Loan fee amortization(2)	(2)	(3)	(4)	(6)
EBITDA	470	275	772	493
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(5)	18	(8)	71
Loss (gain) on foreign currency transactions including intercompany loans(3)	2	1	(3)	1
Costs related to acquisition of TNCLP units	—	—	2	—
Equity method investment tax contingency accrual(4)	—	7	—	7
Unrealized loss on embedded derivative(5)	1	2	1	3
Total adjustments	(2)	28	(8)	82
Adjusted EBITDA	$468	$303	$764	$575

Net sales	$1,300	$1,124	$2,257	$2,161
Tons of product sold (000s)	5,538	5,046	9,841	9,791

Net earnings (loss) attributable to common stockholders as a percent of net sales	11.4%	0.3%	9.3%	(0.9)%
Net earnings (loss) attributable to common stockholders per ton	$26.72	$0.59	$21.44	$(2.04)
EBITDA as a percent of net sales	36.2%	24.5%	34.2%	22.8%
EBITDA per ton	$84.87	$54.50	$78.45	$50.35
Adjusted EBITDA as a percent of net sales	36.0%	27.0%	33.9%	26.6%
Adjusted EBITDA per ton	$84.51	$60.05	$77.63	$58.73
_______________________________________________________________________________

(1)
For the three months ended June 30, 2018, amount relates only to CFN, as we purchased the remaining publicly traded common units of TNCLP on April 2, 2018. For the six months ended June 30, 2018, amount includes $42 million related to CFN and $4 million related to TNCLP.

(2)	Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(3)
Loss (gain) on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested and is included in other operating—net in our consolidated statements of operations.

(4)
Represents an accrual recorded in the three months ended June 30, 2017 on the books of PLNL, the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in earnings (losses) of operating affiliates in our consolidated statements of operations.

(5)	Represents the change in fair value on the embedded derivative included within the terms of the company's strategic venture with CHS.